AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2005

REGISTRATION NO. ___________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROBE MANUFACTURING, INC.

(Name of small business issuer in its charter)

Nevada 3672 20-2675800 ------- ---------- ---------- (State or jurisdiction (Primary Standard Industrial I.R.S. Employer of incorporation or Classification Code Number) Identification Organization No.

3050 PULLMAN, COSTA MESA, CA  92626

Telephone: (714) 424-2960

(Address and telephone number of principal executive offices)

3050 PULLMAN, COSTA MESA, CA  92626

Telephone: (714) 424-2960

(Address of principal place of business or intended principal place of business)

Kambiz Mahdi

Chief Executive Officer

3050 PULLMAN STREET

COSTA MESA, CA  92626

Telephone: (714) 424-2960

COPY TO:

Catherine Basinger, Esq.

301 East Ocean Blvd., Suite 640

Long Beach, CA 90802

(562)624 -6280

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of each                                Proposed maximum  Proposed maximum        Amount

Class of securities   Amount to be  offering price       aggregate offering           of registration

To be registered      registered          per unit                 price                                   fee

Common Stock,

$.001 Par Value         12,078,125      $0.80                     $9,662,500                        $1,137.28

(1)   Estimated  solely  for  the  purpose  of  computing  the  amount  of the registration  fee and based upon the  amount of  consideration  received  by Probe Manufacturing, Inc. pursuant to Rule  457(a)  under the  Securities  Act of 1933, as amended.  As of the date hereof, there is no established public market for the common stock being registered.  Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price.  The offering price of $0.80 per share was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements.  Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

PROBE MANUFACTURING, INC.

This prospectus relates to the sale of up to 12,078,125 shares of our common stock, which represents 100% of our outstanding securities, by our current shareholders, the common stock shares we could issue upon conversion of the Series B Convertible Preferred Stock by our Series B stockholders and BTF, LLC who will become a stockholder pursuant to a "“put right”" under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with BTF, LLC.

Use of Proceeds

We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the ““put right”” and possible future exercise of the warrants held by The Hicks Family Trust, The Edward & Mildred Lassiter Restated Family Trust, The DW & JS Benner Family Trust, , Hirad Emadi, Patrick Connelly, Phillip Kavanaugh, Ronnie Novian, John White, Parvin Khalili, Albert Assil, Keith Barrett, Helene Mandell, Guy Grimsley, Francis F. Smith Descendants Trust, Edmondson Farms, Inc. Employees 401K Plan & Trust, Ikuo Ito, Global Capital Management, Inc., Masahiro Irie, James and Lisa Goodell, Peter Grias, Kamran Gharibian, Iraj Gharibian, Billy E. Malcolm, Robert Kofke and Cathy Kofke JT TEN WROS, Phillip Smith, Billy Barr, Charles Schwab FBO Andrew Kotowicz, Todd Jorgensen, Chritopher Reed and Patricia Schone JT WROS, Anthony and Angela Reed Family Trust, Cadioty/Werth Living Trust, Miller Family Trust, Finer Marital Trust, James Kimmel, Adam Carolla, George Geldin, Dennis Gerber, Noriaki Sasaki, B Derman & J Derman TTEE Bennett & Janice Derman Family U/A Dated January 16, 1998, Abraham Assil, James Blake, Anthony Reed, Bach Living Trust, Craig Benner, Carolina Trust, Duncan Revocable Trust, Hooman Emadi, Ronald Feldman, George D. Hill & Elieen C. Hill JT WROS, The Edward and Mildred Lassiter Restated Family Trust Dated April 14, 2000, Russell Miller, William W. Morse & Jill D. Morse JT WROS, and Research Drive Equities, LLC.  All costs associated with this registration will be borne by us.

Investment Agreement

BTF, LLC  will become a stockholder pursuant to a "“put right”" under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with BTF, LLC. a “put right” permits us to require BTF, LLC to buy shares pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to $4.5 million in shares of our common stock to BTF, LLC if and when we are successful in our attempt to have our common stock listed on the Over-the-Counter Bulletin Board.

BTF, LLC is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement. BTF, LLC will pay us 93% of the average of the two lowest posted bid prices of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

We are registering 5,625,000 shares of common stock pursuant to the Investment Agreement which assumes that price of our stock will be $0.80 at the time of the put notice.

Please read more information about the Investment Agreement in the “Investment Agreement” Section below.

Common Stock Shares

The common stock shares held by The Hicks Family Trust, The Edward & Mildred Lassiter Restated Family Trust, The DW & JS Benner Family Trust, , Hirad Emadi, Patrick Connelly, Phillip Kavanaugh, Ronnie Novian, John White, Parvin Khalili, Albert Assil, Keith Barrett, Helene Mandell, Guy Grimsley, Francis F. Smith Descendants Trust, Edmondson Farms, Inc. Employees 401K Plan & Trust, Ikuo Ito, Global Capital Management, Inc., Masahiro Irie, James and Lisa Goodell, Peter Grias, Kamran Gharibian, Iraj Gharibian, Billy E. Malcolm, Robert Kofke and Cathy Kofke JT TEN WROS, Phillip Smith, Billy Barr, Charles Schwab FBO Andrew Kotowicz, Todd Jorgensen, Chritopher Reed and Patricia Schone JT WROS, Anthony and

Angela Reed Family Trust, Cadioty/Werth Living Trust, Miller Family Trust, Finer Marital Trust, James Kimmel, Adam Carolla, George Geldin, Dennis Gerber, Noriaki Sasaki, B Derman & J Derman TTEE Bennett & Janice Derman Family U/A Dated January 16, 1998, Abraham Assil, James Blake, Anthony Reed, Bach Living Trust, Craig Benner, Carolina Trust, Duncan Revocable Trust, Hooman Emadi, Ronald Feldman, George D. Hill & Elieen C. Hill JT WROS, The Edward and Mildred Lassiter Restated Family Trust Dated April 14, 2000, Russell Miller, William W. Morse & Jill D. Morse JT WROS, and Research Drive Equities, LLC were issued by us pursuant to our Private Placement Memorandum, as amended. The shares held by Reza Zarif and Kambiz Mahdi  were Founders Shares. The shares held by eFund Capital Partners, LLC were issued pursuant to a stock purchase and strategic relationship agreement executed on May 20, 2004.  The shares held by Ashford Capital, LLC were assigned by eFund Capital Partners, LLC.

We are registering 3,328,125 shares of common stock by the shareholders listed above which represents 100% of the common stock currently issued and outstanding.

Series B Convertible Preferred Stock

The 12,500 shares of Series B Convertible Preferred Stock held by Reza Zarif, Kambiz Mahdi and eFund Capital Partners, LLC were issued by us as consideration for an investment agreement totaling $1,250,000 dated December 31, 2004. As of June 9, 2005 there were 12,500 shares of Series B Convertible stock outstanding. Each share of Series B Stock shall be converted into a number of shares of Common Stock that is equal to each share of Series B being divided by the average of the 3 lowest intraday bids in the twenty (20) days prior to conversion ~~, or $0.10, which ever is greater,~~ multiplied by 100 (1 divided by x, multiplied by 100), or 125 shares per Series B, whichever is greater.  The minimum conversion price which Series B shareholders shall be to convert their Series B shares to common stock shall be $0.10.

We are, therefore, registering 3,125,000 shares of common stock to cover 200% common stock shares we could issue upon conversion of the Series B Convertible Preferred stock assuming that the conversion price will be $0.80.

Our common stock is not traded on any public market.  Selling stockholders will sell at a fixed price of $0.80 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices. The offering price of $0.80 per share was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements.  Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our shares.

______________________________________________

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE "RISK FACTORS" BEGINNING ON PAGE 12.

_________________________________________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

SUBJECT TO COMPLETION, THE DATE OF THIS PROSPECTUS IS JUNE 9, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
RISK FACTORS	11
USE OF PROCEEDS	21
DETERMINATION OF OFFERING PRICE	22
DILUTION	22
SELLING SECURITY HOLDERS	22
PLAN OF DISTRIBUTION	28
LEGAL PROCEEDINGS	30
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
DESCRIPTION OF SECURITIES	34
INTEREST OF NAMED EXPERTS AND COUNSEL	35
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	36
DESCRIPTION OF BUSINESS	36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION	43
DESCRIPTION OF PROPERTY	57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	60
EXECUTIVE COMPENSATION	61
FINANCIAL STATEMENTS	F1-F-17
INDEMNIFICATION OF DIRECTORS AND OFFICERS	62
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	62
RECENT SALES OF UNREGISTERED SECURITIES	63
EXHIBITS	64
UNDERTAKINGS	66

PROSPECTUS SUMMARY

The Following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

PROBE MANUFACTURING, INC.

We incorporated in the State of California on July,7, 1995 as Probe Manufacturing Industries, Inc. On April 21, 2005 we reincorporated from California to Nevada whereby we changed our name to Probe Manufacturing, Inc. From our formation until present we have been a provider of advanced electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, primarily in the industrial, automotive, semiconductor, medical, communication and military industries.   Our strategy is to provide customers with a collaborative end-to-end service that involves engineering, supply chain management, and manufacturing services.  Furthermore, we take responsibility for new product introduction and implementation, and logistics management, with the goal of delivering a complete packaged product. Once a complete packaged product is delivered, we also provide after-sale services such as repair and warranty services.

 Substantially all of our manufacturing services are provided on a turnkey basis, whereby we purchase customer-specified components from our suppliers, assemble the components on printed circuit boards and perform post-production testing upon request by our customers. However, we can assume supply chain responsibility at any time during the product life cycle.   We offer our customers flexible, "just-in-time" delivery programs allowing product shipments to be closely coordinated with our customers' inventory requirements. Additionally, we complete the assembly of our customers' products at our facilities by integrating printed circuit board assemblies into other elements of our customers' products upon request by our customers.

Our marketing strategy is to convince potential customers to engage us as an engineering and supply chain partner, rather than to simply change EMS suppliers whereby we collaborate with the customer through the entire process.  To do this, we perform a full process audit on prospective customer’s operations to ensure our objectives are aligned and make recommendations for integration of our processes to their technology, quality, and delivery process to achieve the highest positive outcome and lowest total cost.  This process has been an extremely effective way to demonstrate the ways we can improve the targeted customer’s business performance.

HOW TO CONTACT US

The address of our principal executive office is 3050 Pullman Street, Costa Mesa, California  92626. Our telephone number is (714) 424-2960. Our website address is www.probemi.com. Information contained on our website does not constitute part of this report and our address should not be used as a hyperlink to our website.

THE OFFERING

This prospectus relates to the sale of up to 12,078,125 shares of our common stock, which represents 100% of our outstanding common stock securities, by our current shareholders, the common stock shares we could issue upon conversion of the Series B Convertible Preferred Stock by our Series B stockholders and BTF, LLC who will become a stockholder pursuant to a "“put right”" under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with BTF, LLC.

Investment Agreement

BTF, LLC  will become a stockholder pursuant to a "“put right”" under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with BTF, LLC A "“put right”" permits us to require BTF, LLC to buy shares pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to $4.5 million in shares of our common stock to BTF, LLC if and when we are successful in our attempt to have our common stock listed on the Over-the-Counter Bulletin Board.

BTF, LLC is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement. BTF, LLC will pay us 93% of the average of the two lowest posted bid prices of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

We are registering 5,625,000 shares of common stock pursuant to the Investment Agreement which assumes that price of our stock will be $0.80 at the time of the put notice.

Please read more information about the Investment Agreement in the “Investment Agreement” Section below.

Common Stock Shares

The common stock shares held by The Hicks Family Trust, The Edward & Mildred Lassiter Restated Family Trust, The DW & JS Benner Family Trust, , Hirad Emadi, Patrick Connelly, Phillip Kavanaugh, Ronnie Novian, John White, Parvin Khalili, Albert Assil, Keith Barrett, Helene Mandell, Guy Grimsley, Francis F. Smith Descendants Trust, Edmondson Farms, Inc. Employees 401K Plan & Trust, Ikuo Ito, Global Capital Management, Inc., Masahiro Irie, James and Lisa Goodell, Peter Grias, Kamran Gharibian, Iraj Gharibian, Billy E. Malcolm, Robert Kofke and Cathy Kofke JT TEN WROS, Phillip Smith, Billy Barr, Charles Schwab FBO Andrew Kotowicz, Todd Jorgensen, Chritopher Reed and Patricia Schone JT WROS, Anthony and Angela Reed Family Trust, Cadioty/Werth Living Trust, Miller Family Trust, Finer Marital Trust, James Kimmel, Adam Carolla, George Geldin, Dennis Gerber, Noriaki Sasaki, B Derman & J Derman TTEE Bennett & Janice Derman Family U/A Dated January 16, 1998, Abraham Assil, James Blake, Anthony Reed, Bach Living Trust, Craig Benner, Carolina Trust, Duncan Revocable Trust, Hooman Emadi, Ronald Feldman, George D. Hill & Elieen C. Hill JT WROS, The Edward and Mildred Lassiter Restated Family Trust Dated April 14, 2000, Russell Miller, William W. Morse & Jill D. Morse JT WROS, and Research Drive Equities, LLC were issued by us pursuant to our Private Placement Memorandum, as amended. The shares held by Reza Zarif and Kambiz Mahdi  were Founders Shares. The shares held by eFund Capital Partners, LLC were issued pursuant to a stock purchase and strategic relationship agreement executed in April 2004.  The held by Ashford Capital, LLC were assigned by eFund Capital Partners, LLC.

We are registering 3,328,125 shares of common stock by the shareholders listed above which represents 100% of the common stock currently issued and outstanding.

Series B Convertible Preferred Stock

The 12,500 shares Series B Convertible Preferred Stock held by Reza Zarif, Kambiz Mahdi and eFund Capital Partners, LLC were issued by us as consideration for an investment agreement totaling $1,250,000 dated December 31, 2003. As of June 9, 2005 there were 12,500 shares of Series B Convertible stock outstanding. Each share of Series B Stock shall be converted into a number of shares of Common Stock that is equal to each share of Series B being divided by the average of the 3 lowest intraday bids in the twenty (20) days prior to conversion, multiplied by 100 (1 divided by x, multiplied by 100), or 125 shares per Series B, whichever is greater. The minimum conversion price which Series B shareholders shall be to convert their Series B shares to common stock shall be $0.10. For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we are assuming a stock price or sale price of $0.80 and are 200% of the shares of common stock that we would issue at $0.80.

We are, therefore, registering 3,125,000 shares of common stock to cover 200% common stock shares we could issue upon conversion of the Series B Convertible Preferred stock assuming that the conversion price will be $0.80.

USE OF PROCEEDS

We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the “put right” and possible future exercise of the warrants held by The Hicks Family Trust, The Edward & Mildred Lassiter Restated Family Trust, The DW & JS Benner Family Trust, , Hirad Emadi, Patrick Connelly, Phillip Kavanaugh, Ronniw Novian, John White, Parvin Khalili, Albert Assil, Keith Barrett, Helene Mandell, Guy Grimsley, Francis F. Smith Decendants Trust, Edmondson Farms, Inc. Employees 401K Plan & Trust, Ikuo Ito, Global Capital Management, Inc., Masahiro Irie, James and Lisa Goodell, Peter Grias, Kamran Gharibian, Iraj Gharibian, Billy E. Malcolm, Robert Kofke and Cathy Kofke JT TEN WROS, Phillip Smith, Billy Barr, Charles Schwab FBO Andrew Kotowicz, Todd Jorgensen, Chritopher Reed and Patricia Schone JT WROS, Anthony and Angela Reed Family Trust, Cadioty/Werth Living Trust, Miller Family Trust, Finer Marital Trust, James Kimmel, Adam Carolla George Geldin, Dennis Gerber, Noriaki Sasaki, B Derman & J Derman TTEE Bennett & Janice Derman Family U/A Dated January 16, 1998, Abraham Assil James Blake, Anthony Reed, Bach Living Trust, Craig Benner, Carolina Trust, Duncan Revocable Trust, Hooman Emadi, Ronald Feldman, George D. Hill & Elieen C. Hill JT WROS, The Edward and Mildred Lassiter Restated Family Trust Dated April 14, 2000, Russell Miller, William W. Morse & Jill D. Morse JT WROS, and Research Drive Equities, LLC.  All costs associated with this registration will be borne by us.

RISK FACTORS

The purchase of our common stock involves a high degree of risk.  You should carefully review and consider the “Risk Factors”.

TRADING MARKET

There is currently no public trading market for our securities. Selling stockholders will sell at a fixed price of $.80 per share or privately negotiated prices until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

INVESTMENT AGREEMENT

The Investment Agreement we have with BTF, LLC will only become effective if and when we are successful in our attempt to have our common stock listed on the Over-the-Counter Bulletin Board.  If and when we are successful the Investment Agreement allows us to "put" to BTF, LLC Partners, LLC up to $4,500,000. The purchase price for our common stock identified in the Put Notice shall be equal to 93% of the average of the two lowest posted bid prices of our common stock during the five days after we deliver the put notice to BTF, LLC. We can initiate a new put after we close on the prior put.

BTF, LLC will only purchase shares when we meet the following conditions:

•

a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line;

•

we are successful in our attempt to have our common stock listed on the Over-the-Counter Bulletin Board;

•

our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock if and when our common stock is listed on the Over-the-Counter Bulletin Board ;

•

we have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

•

no injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock;

•

the issuance of the Securities will not violate the shareholder approval requirements of the Principal Market.

The Investment Agreement will terminate when any of the following events occur:

•

we are not successful in our attempt to have our common stock listed on the Over-the-Counter Bulletin Board;

•

BTF, LLC has purchased an aggregate of $4,500,000 of our common stock;

•

36 months after the SEC declares this registration statement effective;

•

we file or otherwise enter an order for relief in bankruptcy;

•

trading of our common stock is suspended for a period of 5 consecutive trading days;

•

we do not file the initial Registration Statement with the SEC within 120 calendar days or the Registration Statement has not been declared effective within 180 calendar days;

•

our common stock ceases to be registered under the 1934 Act; or

•

we require shareholder approval under Nasdaq rules to issue additional shares and such approval is not obtained within 60 days from the date when the Company has issued its 19.9% maximum allowable shares

OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE

The following tables outline our capital stock as of June 9, 2005:

Common Stock outstanding:

Before the offering:

3,328,125       shares (1) (2)

After the Offering:

12,078,125       shares (1)(2) (3) (4)

Shares of common stock potentially issuable upon

3,125,000 (3)

Conversion of Series B.

Shares of common stock potentially issuable upon

exercise of the “put right” to BTF, LLC

5,625,000 (4)

(1) Assumes no conversion of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as of June 9, 2005:

Series A Convertible Preferred Stock:  There are currently 440 shares of Series A Convertible Preferred Stock issued and outstanding. Each share is convertible into 0.1% percent of the shares of our common stock outstanding at the date of conversion. The shares shall convert at the earlier of the election of the holder, or March 26, 2006.

(2) Also assumes  no  exercise  of:

•

No  exercise of outstanding warrants to purchase an aggregate of 1,172,937 shares  of  our  common  stock  at  an  exercise  price  of  $2.00  per  share.

•

No  exercise of outstanding warrants to purchase an aggregate of 1,172,937 shares  of  our  common  stock  at  an  exercise  price  of  $3.00  per  share

(3) Series B Convertible Preferred Stock:  There are currently 12,500 shares of Series B Convertible Preferred Stock issued and outstanding. Each share of Series B Stock shall be converted into a number of shares of Common Stock that is equal to each share being divided by the average of the 3 lowest intraday bids in the twenty (20) days prior to conversion or $0.10, which ever is greater, multiplied by 100 (1 divided by x, multiplied by 100), or 125 shares per Series B, whichever is greater. For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we are assuming a stock price or sale price of $0.80 and are 200% of the shares of common stock that we would issue at $0.80.

(4) For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue not more than 5,625,000 shares pursuant to the exercise of our “put right” under the Investment Agreement, although the number of shares that we will actually issue pursuant to that “put right” may be more than or less than 5,625,000, depending on the trading price of our common stock. We currently have no intent to exercise the  put  right  in  a  manner  that  would  result in our issuance of more than 5,625,000  shares,  but  if we were to exercise the “put right” in that manner, we would  be  required  to  file  a  subsequent  registration  statement  with  the Securities  and  Exchange  Commission  and for that registration statement to be deemed  effective  prior  to  the  issuance  of  any  such  additional  shares. We are registering 5,625,000 shares of common stock pursuant to the Investment Agreement which assumes that price of our stock will be $0.80 at the time of the put notice.

You should be aware that there is an inverse relationship between our stock price if and when our common stock is quoted on the Over-the-Counter Bulletin Board or other Exchange and the number of shares to be issued pursuant to our Investment Agreement with BTF, LLC. If our stock price declines, we will be required to issue a greater number of shares under the Investment Agreement for a given advance.

SUMMARY FINANCIAL INFORMATION

		PROBE MANUFACTURING INDUSTRIES
		SUMMARY OPERATING INFORMATION
		FISCAL YEAR ENDED DECEMBER 31,

	2004	2003	2002	2001

SALES	$6,204,957	$6,455,728	$6,866,068	$17,993,905

NET INCOME (LOSS)	$ (918,590)	$(1,244,761)	$ (1,513,846)	$25,530

LOSS PER SHARE (DILUTED POST REVENUE)	$(91.86)	$(124.48)	$ (151.38)	$2.55

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING (POST REVENUE)	10,000	10,000	10,000	10,000

		SUMMARY BALANCE SHEET INFORMATION
		AT DECEMBER 31,

	2004	2003	2002	2001

WORKING CAPITAL	$(564,310)	$(2,892,360)	$(1,852,838)	$(888,765)

TOTAL ASSETS	$1,982,940	$2,417,516	$2,712,420	$2,944,636

TOTAL LIABILITIES	$2,995,378	$5,046,352	$4,110,729	$2,966,687

STOCKHOLDERS EQUITY (DEFICIT)	$(1,012,438)	$(2,628,836)	$(1,398,309)	$(22,051)
	$(1,012,438)	$(2,628,836)	$(1,398,309)	$(22,051)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

RISKS ABOUT OUR BUSINESS

OUR INDEPENDENT ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION AND IF WE CANNOT OBTAIN  ADDITIONAL FINANCING, WE MAY HAVE TO CURTAIL OPERATIONS AND  MAY ULTIMATELY  CEASE  TO  EXIST.

Our audited financial statements for the twelve months ended December 31, 2004 reflect a net loss of ($918,590) and negative cash flows from operations of ($1,210,016).  These conditions require sufficient additional funding or alternative sources of capital to meet our working capital needs.  We currently receive capital under six different revolving lines of credit from eFund Capital Partners, LLC, Ashford Capital, LLC, Edward Lassiter, Bill Duncan, Rufina Paniego and the Benner Exemption Trust that allows us to draw up to $725,000 and anticipate we will continue to be able to have access to the money through the revolving lines of credit. As of June 9, 2005, we have drawn on $500,000 of our revolving credit lines and only have $225,000 left upon which to draw.  These conditions raised substantial doubt about our ability to continue as a going concern if we do not acquire sufficient additional funding or alternative sources of capital to meet our working capital needs.  Unless we obtain additional financing through operations, investment capital or otherwise, there is significant doubt we will be able to meet our obligations as they come due and will be unable to execute our business strategy.  However, if we are not able to draw down on or use the funds available in the revolving lines of credit and cannot raise funds on acceptable terms, or achieve positive cash flow, we may be forced to curtail operations or may ultimately cease to exist.

As of December 31, 2004 our monthly operating costs and interest expenses averaged $616,497.91 per month.  As income from operations is not sufficient to meet these expenses, we must depend on other sources of capital to fund our operations.  We currently receive capital under six different revolving lines of credit from eFund Capital Partners, LLC, Ashford Capital, LLC, Edward Lassiter, Bill Duncan, Rufina Paniego and the Benner Exemption Trust that allows us to draw up $725,000 and anticipate we will continue to be able to have access to the money through the revolving lines of credit.  As of March 25,2 005 we have drawn on $500,000 of our revolving credit lines and only have $225,000 left upon which to draw.  Therefore, the funds available may not be sufficient to sustain our operations if we experience a slow down of customer orders, if one of our customers decides to terminate our agreement or other adverse economic effect.  There can be no assurance that we will be successful in obtaining additional capital.  If we issue additional shares in connection with debt or equity financing, this will serve to dilute the value of our common stock and existing shareholders’ positions.  If we are unsuccessful in obtaining additional funding to finance our operations, there is a serious doubt that we will be able to continue as a going concern and we may be forced to seek the protection of bankruptcy laws.

WE HAVE AN ACCUMULATED DEFICIT AND MAY INCUR ADDITIONAL LOSSES, THEREFORE WE MAY NOT BE ABLE TO MEET OUR DEBT SERVICE OBLIGATIONS.

As of December 31, 2004, we had liabilities of ($2,995,378). Our debt could limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, or other purposes in the future, as needed; to plan for, or react to, changes in technology and in our business and competition; and to react in the event of an economic downturn.

We may not be able to meet our debt service obligations. If we are unable to generate sufficient cash flow or obtain funds for required payments, or if we fail to comply with covenants in our revolving lines of credit, we will be in default.

WE FACE INTENSE COMPETITION, WHICH MAY REDUCE OUR SALES, OPERATING PROFITS, OR BOTH.

The market segments in which we compete are rapidly evolving and intensely competitive. The electronic manufacturing service or “EMS” industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. We compete with numerous domestic and foreign EMS firms, including Benchmark Electronics, Inc.; Celestica Inc; Flextronics International Ltd.; Jabil Circuit, Inc.; Pemstar, Inc.; Plexus Corp.; Sanmina-SCI Corporation; CTS Electronics; Solectron Corporation; SMS Technologies, Inc.; Express Manufacturing, Inc. and others.  Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors may have greater design, manufacturing, financial or other resources than us. Additionally, we face competition from Taiwanese ODM suppliers, who have a substantial share of the global market for information technology hardware production, primarily related to notebook and desktop computers and personal computer motherboards, as well as provide consumer products and other technology manufacturing services.

In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. The overall demand for electronics manufacturing services has decreased, resulting in increased capacity and substantial pricing pressures, which has harmed our operating results. Certain sectors of the EMS industry are currently experiencing increased price competition, and if this increased level of competition should continue, our revenues and gross margin may continue to be adversely affected.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS TO PROCURE OUR PARTS FOR PRODUCTION WHICH IF AVAILABILITY OF PRODUTS BECOMES COMPROMISED IT COULD ADD TO OUR COST OF GOODS SOLD AND AFFECT OUR REVENUE GROWTH.

We depend upon a number of suppliers for our products. There is an inherent risk that certain products will be unavailable for prompt delivery or, in some cases, discontinued.  We will have only limited control over any third-party manufacturer as to quality controls, timeliness of production and deliveries and various other factors.  Should the availability of products be compromised, it could force us to develop alternative products, which could add to the cost of goods sold and compromise delivery commitments.

OUR PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL, IN THE AGGREGATE, BENEFICIALLY OWN MORE THAN 50% OF OUR OUTSTANDING COMMON STOCK AND THESE SHAREHOLDERS, IF ACTING TOGETHER, WILL BE ABLE TO EXERT SUBSTANTIAL INFLUENCE OVER ALL MATTERS REQUIRING APPROVAL OF OUR SHAREHOLDERS .

Our principal shareholders, Directors and Executive Officers will, in the aggregate, beneficially own more than 50% our outstanding Common Stock on a fully diluted basis which includes Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any shares issued to them under various revolving credit facilities.   These shareholders, if acting together, will be able to exert substantial influence over all matters requiring approval of our shareholders, including amendments to our Articles of Incorporation, fundamental corporate transactions such as mergers, acquisitions, the sale of the Company, and other matters involving the direction of our business and affairs and specifically the ability to determine the members of our board of directors. (See: “Principal Shareholders”)

IF WE DO NOT EFFECTIVELY MANAGE CHANGES IN OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

We plan to increase our manufacturing by expanding our facilities and adding new equipment. This expansion and transition involves significant risks, including, but not limited to, the following:

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we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

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we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

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we may incur cost overruns;

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we may incur unusual charges related to our restructuring activities;

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we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers’ delivery schedules; and

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we may not be able to obtain funds for this transition, and we may not be able to obtain loans or operating leases with attractive terms

In addition, we expect to incur new fixed operating expenses associated with our expansion efforts that will increase our cost of sales, including increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results could be seriously harmed. We cannot assure you as to the timing or amount of any future restructuring charges. If we are required to take additional restructuring charges in the future, this could have a material adverse impact on our financial position, results of operations and cash flows.

WE DEPEND ON LOW TO MEDIUM VOLUME HIGH MIX TECHNOLOGY PRODUCTS THAT ARE BUILT DOMESTICALLY.  THESE APPLICATIONS INCLUDE INDUSTRIAL INSTRUMENTATION AND SCIENTIFIC COMMUNICATION, SEMICONDUCTOR AND AUTOMOTIVE PRODUCTS, WHICH CONTINUALLY PRODUCE TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS COULD HARM OUR BUSINESS.

During the twelve months ended December 31, 2004, we derived approximately 30% of our revenues from customers in the industrial product sector, whose products include adhesive dispensing equipment, motion controllers; approximately 40% of our revenues from customers in the semiconductor industry, whose products include mass flow controllers, and evaluation modules for integrated circuit manufactures; approximately 19% of our revenues from providers of communications infrastructure, whose products include equipment for optical networks, cellular base stations, radio frequency devices, telephone exchange and access switches and broadband devices; approximately 3% of our revenues from the automotive industry, whose products are electronic control units for alternative fuel systems.  The remaining 8% of our revenues was derived from customers in a variety of other industries, including the medical, consumer and military industries.

Factors affecting these industries in general could seriously harm our customers and, as a result, us. These factors include:

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rapid changes in technology, which result in short product life cycles;

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seasonality of demand for our customers’ products;

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the inability of our customers to successfully market their products, and the failure of these products to gain widespread commercial acceptance; and

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recessionary periods in our customers’ markets

OUR INCREASED ORIGINAL DESIGN MANUFACTURING, OR ODM, ACTIVITY MAY REDUCE OUR PROFITABILITY.

We have recently begun providing ODM services, where we design and develop products that we then manufacture for OEM customers. We are actively pursuing ODM projects, focusing primarily on consumer related devices, such as cell phones and related products, which requires that we make investments in research and development, technology licensing, test and tooling equipment, patent applications, facility expansion and recruitment.

Although we enter into contracts with our ODM customers, we may design and develop products for these customers prior to receiving a purchase order or other firm commitment from them. We are required to make substantial investments in the resources necessary to design and develop these products, and no revenue may be generated from these efforts if our customers do not approve the designs in a timely manner or at all, or if they do not then purchase anticipated levels of products. In addition, ODM activities often require that we purchase inventory for initial production runs before we have a purchase commitment from a customer. Even after we have a contract with a customer with respect to an ODM product, these contracts may allow the customer to delay or cancel deliveries and may not obligate the customer to any volume of purchases. These contracts can generally be terminated by either party on short notice. There is no assurance that we will be able to maintain our current level of ODM activity at all or for an extended period of time. We continue to make investments in our ODM services, which could adversely affect our profitability through fiscal 2005 and beyond. Further, the products we design must satisfy safety and regulatory standards and some products must also receive government certifications. If we fail to timely obtain these approvals or certifications, we would be unable to sell these products, which would harm our sales, profitability and reputation.

THE SUCCESS OF OUR ODM ACTIVITY DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

 We retain certain intellectual property rights to our ODM products. As the level of our ODM activity is increasing, the extent to which we rely on rights to intellectual property incorporated into products is increasing. Despite our efforts, we cannot be certain that the measures we have taken to prevent unauthorized use of our technology will be successful. If we are unable to protect our intellectual property rights, this could reduce or eliminate the competitive advantages of our proprietary technology, which would harm our business.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US OR OUR CUSTOMERS COULD HARM OUR ODM BUSINESS.

Our ODM products often face competition from the products of OEMs, many of whom may own the intellectual property rights underlying those products. As a result, we could become subject to claims of intellectual property infringement as the number of our competitors increases. In addition, customers for our ODM services typically require that we indemnify them against the risk of intellectual property infringement. If any claims are brought against us or our customers for such infringement, whether or not these have merit, we could be required to expend significant resources in defense of such claims. In the event of such an infringement claim, we may be required to spend a significant amount of money to develop non-infringing alternatives or obtain licenses. We may not be successful in developing such alternatives or obtaining such a license on reasonable terms or at all.

IF OUR ODM PRODUCTS ARE SUBJECT TO NON-COMPLIANCE, OUR BUSINESS MAY BE DAMAGED AND WE MAY INCUR SIGNIFICANT FEES.

In our contracts with our ODM customers, we generally provide them with a warranty against non-compliance in our designs. If an ODM product or component that we design is found to be non-compliant in its design, this may lead to increased warranty claims. Although we have product liability insurance coverage, this is expensive and may not be available on acceptable terms, in sufficient amounts, or at all. A successful product liability claim in excess of our insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on our business, results of operations and financial condition.

THE MAJORITY OF OUR SALES COME FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

Sales to our five largest customers have represented a significant percentage of our net sales in recent periods. Our five largest customers accounted for approximately 86% and 79% of net sales during the twelve months ended December 31, 2004 and December 31, 2003 respectively.

Our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our revenues could be harmed.

IF WE LOSE KEY SENIOR MANAGEMENT PERSONNEL OUR BUSINESS COULD BE NEGATVIELY AFFECTED.

Our success depends to a large extent upon the continued services of our executive officers. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our executive officers and other key employees. We could be seriously harmed by the loss of any of our executive officers. In order to manage our growth, we will need to recruit and retain additional skilled management personnel and if we are not able to do so, our business and our ability to continue to grow could be harmed. In addition, in connection with expanding our ODM activities, we must attract and retain experienced design engineers. Although a number of companies in our industry have implemented workforce reductions, there remains substantial competition for highly skilled employees. Our failure to recruit and retain experienced design engineers could limit the growth of our ODM activities, which could adversely affect our business.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS AND UNEXPECTED COSTS THAT WE MAY INCUR WITH RESPECT TO ENVIRONMENTAL MATTERS MAY RESULT IN ADDITIONAL LOSS CONTINGENCIES, THE QUANTIFICATION OF WHICH CANNOT BE DETERMINED AT THIS TIME.

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.  If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

WE ARE EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES BECAUSE WE PROCURE PRODUCTS FROM SUPPLIERS IN FOREIGN COUNTRIES AND AS A RESULT OF THE VOLATILITY IN THE EXCHANGE RATES BETWEEN THE FOREIGN CURRENCIES AND THE FUNCTIONAL CURRENCIES OF OUR ENTITIES COULD SERIOUSLY HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

We transact business in various foreign countries because we procure products from suppliers in foreign countries. As a result, we are exposed to fluctuations in foreign currencies. We have currency exposure arising from both sales and purchases denominated in currencies other than the functional currencies of our entities. Volatility in the exchange rates between the foreign currencies and the functional currencies of our entities could seriously harm our business, operating results and financial condition. We try to manage our foreign currency exposure by entering into foreign exchange forward contracts. Mainly, we enter into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on current assets and liabilities denominated in foreign currency. These exposures are primarily, but not limited to, cash, receivables, payables and inter-company balances, in currencies other than the functional currency unit of the operating entity. We will first evaluate and, to the extent possible, use non-financial techniques, such as currency of invoice, leading and lagging payments, receivable management or local borrowing to reduce transaction exposure before taking steps to minimize remaining exposure with financial instruments. Foreign exchange forward contracts are treated as cash flow hedges and such contracts generally expire within three months. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged.

LITIGATION COULD HARM OUR BUSINESS WHETHER OR NOT DETERMINED ADVERSELY TO US.

As of June 9, 2005 we have the following legal proceedings and legal settlements:

1.     Cadence has a judgment against us for $98,000.  The judgment was due to lack of payment by Probe to Cadence after Probe purchased the license to use its Alegro software program.  Due to economic conditions after September 11th the market for the use of this product disappeared and Probe was not able to resell the services.  Consequently, Probe was not able to generate any revenues from reselling of the software and could not pay Cadence.  On August 9th 2004 we entered into a payment agreement with Cadence in which we pay them $2,500 a month until such time the debt is paid off.  The balance currently due to Cadence under the agreement is $58,500 as of June 9, 2005.

2. IFC had a judgment against us for $144,403.00.  The judgment resulted from our failure to pay IFC under the purchase agreement for a piece of X-Ray equipment. In September 2004 we entered into a settlement agreement whereby we agreed to pay IFC $15,000 as an initial payment and $5,000 per month until settlement amount of $70,000.00 is paid in full.  The balance due as of June 9, 2005 is $15,000.00.

3. Canon Financial has a judgment against us for $15,000.00.  The judgment was entered because Probe did not pay the lease payments due on a copy machine which was not properly maintained by Canon and was not functional most of the time.  We have agreed to pay Canon $1000.00 per month until fully paid.  Our balance as of June 9, 2005 is $8,000.00.

4. Pro-Source has filed a civil case against us for $35,000 for breach of contract.  They claimed breach of contract as a result of our refusal to pay for their services they claimed rendered in 2003 and 2004.  We’re currently negotiating a settlement, however, if we are unable to negotiate a settlement we believe we will be successful on the merits of the case because of Pro-Sources failure to provide the agreed services.

5. We currently owe the Internal Revenue Service $140,000.00 for past tax liabilities which we are not currently able to pay in full.  We have negotiated a settlement with IRS and have entered into a payment plan with them in which we pay the IRS $2,500 per month.

While we are currently able to service any and all payment obligations to the creditors, if we are unable in the future to service any payments, anyone of the creditors may instigate foreclosure proceedings against us.  If we are unable to satisfy our obligations, we could be forced into bankruptcy.

We believe that there are no other claims or litigation pending, the outcome of which could have a material adverse effect on our financial condition or operating results.  However, if litigation should arise and the Company was to receive an unfavorable ruling, there is a possibility that it would have a material adverse impact on our financial condition, results of operations, or liquidity of the period in which the ruling occurs, or future periods.

RISKS TO OUR INDUSTRY

THE VARIABILITY OF CUSTOMER REQUIREMENTS IN THE ELECTRONICS INDUSTRY COULD ADVERSELY AFFECT OUR REULTS OF OPERATIONS.

As a provider of electronics manufacturing services, we must provide increasingly rapid product turnaround for our customers. We generally do not obtain firm, long-term purchase commitments from our customers, and we often experience reduced lead-times in customer orders. Customers cancel their orders, change production quantities and delay production for a number of reasons. The uncertain economic conditions and geopolitical situation has resulted, and may continue to result, in some of our customers delaying the delivery of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers have harmed, and may continue to harm, our results of operations by reducing the volume of products manufactured by us for the customers and delivered in that period, as well as causing a delay in the repayment of our expenditures for inventory in preparation for customer orders and lower asset utilization resulting in lower gross margins.

In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers’ commitments and the rapid changes in demand for their products reduce our ability to accurately estimate future customer requirements. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. We often increase staffing, increase capacity and incur other expenses to meet the anticipated demand of our customers, which cause reductions in our gross margins if customer orders are delayed or cancelled. Anticipated orders may not materialize, and delivery schedules may be deferred as a result of changes in demand for our customers’ products. On occasion, customers require rapid increases in production, which may stress our resources and reduce margins. Although we have increased our manufacturing capacity, and plan further increases, we may not have sufficient capacity at any given time to meet our customers’ demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand harms our gross profit and operating income.

WE MAY BE ADVERSELY AFFECTED BY SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

At various times, there have been shortages of some of the electronic components that we use, as a result of strong demand for those components or problems experienced by suppliers. These unanticipated component shortages have resulted in curtailed production or delays in production, which prevented us from making scheduled shipments to customers in the past and may do so in the future. Our inability to make scheduled shipments could cause us to experience a reduction in our sales and an increase in our costs and could adversely affect our relationship with existing customers as well as prospective customers. Component shortages may also increase our cost of goods sold because we may be required to pay higher prices for components in short supply and redesign or reconfigure products to accommodate substitute components. As a result, component shortages could adversely affect our operating results for a particular period due to the resulting revenue shortfall and increased manufacturing or component costs.

OUR CUSTOMERS MAY BE ADVERSELY AFFECTED BY RAPID TECHNOLOGICAL CHANGE; THEREFORE, IF OUR CUSTOMERS’ PRODUCTS BECOME OBSOLETE OR FAIL TO GAIN WIDESPREAD COMMERCIAL ACCEPTANCE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers’ products become obsolete or fail to gain widespread commercial acceptance, our business could be adversely affected.

WE DEPEND ON THE CONTINUING TREND OF OUTSOURCING BY OEMS, IF THIS TREND CHANGES OR DECLINES OUR BUISSESS COULD BE SIGNIFICANTLY HARMED.

Future growth in our revenue depends on new outsourcing opportunities in which we assume additional manufacturing and supply chain management responsibilities from OEMs. To the extent that these opportunities are not available, either because OEMs decide to perform these functions internally or because they use other providers of these services, our future growth would be limited.

RISKS ABOUT OUR STOCK AND THIS OFFERING

IF WE SELL SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH BTF, LLC THEN EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION.

The sale of shares pursuant to our Investment Agreement with BTF, LLC may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to BTF, LLC to draw down on the full equity line with BTF , LLC. If our stock price decreases, then our existing stockholders would experience greater dilution.

BTF, LLC WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under our agreement with BTF, LLC will be purchased at a 7% discount to the average of the two lowest posted bid prices for the five days immediately following our notice to BTF, LLC of our election to exercise our “put right”. BTF, LLC has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit between the discounted price and the market price. If BTF, LLC sells our shares, the price of our stock could decrease. If our stock price decreases, BTF, LLC may have a further incentive to sell the shares of our common stock that it holds. The discounted sales under our agreement with BTF, LLC could cause the price of our common stock to decline.

THERE IS CURRENTLY NO MARKET FOR OUR SECURITIES, AND THERE CAN BE NO ASSURANCES THAT ANY MARKET WILL EVER DEVELOP OR THAT OUR COMMON STOCK WILL BE QUOTED FOR TRADING AND IF QUOTED, IT IS LIKELY TO BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no market whatsoever for our securities. We will seek to have a market maker file an application with the NASD on our behalf to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by the NASD. There can be no assurance as to whether such market maker's application will be accepted or, if accepted, the prices at which our common stock will trade if a trading market develops, of which there can be no assurance. We are not permitted to file such application on our own behalf. If the application is accepted, we cannot predict the extent to which investor interest in Probe Manufacturing, Inc. will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Probe Manufacturing, Inc. and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See subheading to "Plan of Distribution" entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

ALL 12,078,125 SHARES OF OUR COMMON STOCK CURRENTLY BEING REGISTERED MAY BE SOLD BY SELLING STOCKHOLDERS SUBSEQUENT TO THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.   SIGNIFICANT SALES OF THESE SHARES OVER A SHORT OR CONCENTRATED PERIOD OF TIME IS LIKELY TO DEPRESS THE MARKET FOR AND PRICE OF SHARES IN ANY MARKET THAT MAY DEVELOP.

All 12,078,125 shares of our common stock being registered in this offering and being held by 57 shareholders may be sold subsequent to effectiveness of this registration statement either at once and/or over a period of time. These sales may take place because the 12,078,125 shares of common stock are being registered hereunder and, accordingly, reliance upon Rule 144 is not necessary. See also "Selling Stockholders" and "Plan of Distribution" hereinafter. The ability to sell these shares of common stock and/or the sale thereof reduces the likelihood of the establishment and/or maintenance of an orderly trading market for our shares at any time in the near future.

IF A MARKET  DEVELOPS FOR OUR SHARES,  RULE 144 SALES MAY DEPRESS PRICES IN THAT MARKET.

All of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

ANY MARKET THAT DEVELOPS IN SHARES OF OUR COMMON STOCK WILL BE SUBJECT TO THE PENNY STOCK RESTRICTIONS WHICH WILL CREATE A LACK OF LIQUIDITY AND MAKE TRADING DIFFICULT OR IMPOSSIBLE.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks (generally) are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

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Deliver a standardized risk disclosure document prepared by the SEC;

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Provide the customer with current bid and offer quotations for the penny stock;

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Explain the compensation of the broker-dealer and its salesperson in the transaction;

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Provide monthly account statements showing the market value of each penny stock held in the customer's account;

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Make a special written determination that the penny stock is a suitable investment for the purchaser and receives the purchaser's; and

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Provide a written agreement to the transaction.

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These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

IF AND WHEN OUR SECURITIES BECOME QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD OR OTHER EXCHANGE OUR SECURITIES MAY BE THINLY TRADED WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS

If our securities are quoted on the Over-the-Counter Bulletin Board or other exchange our securities may be thinly traded which may not provide liquidity for our investors

The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE; THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors.

USE OF PROCEEDS

This prospectus relates to shares of common stock that may be offered and sold from time to time by certain selling stockholders.  We will not receive any proceeds from the sale of the shares. However, we will receive proceeds from the sale of our common shares pursuant to our Investment Agreement with BTF, LLC.

Additionally, we may receive proceeds from the sale of our common shares to The Hicks Family Trust, The Edward & Mildred Lassiter Restated Family Trust, The DW & JS Benner Family Trust, , Hirad Emadi, Patrick Connelly, Phillip Kavanaugh, Ronniw Novian, John White, Parvin Khalili, Albert Assil, Keith Barrett, Helene Mandell, Guy Grimsley, Francis F. Smith Decendants Trust, Edmondson Farms, Inc. Employees 401K Plan & Trust, Ikuo Ito, Global Capital Management, Inc., Masahiro Irie, James and Lisa Goodell, Peter Grias, Kamran Gharibian, Iraj Gharibian, Billy E. Malcolm, Robert Kofke and Cathy Kofke JT TEN WROS, Phillip Smith, Billy Barr, Charles Schwab FBO Andrew Kotowicz, Todd Jorgensen, Chritopher Reed and Patricia Schone JT WROS, Anthony and Angela Reed Family Trust, Cadioty/Werth Living Trust, Miller Family Trust, Finer Marital Trust, James Kimmel, Adam Carolla George Geldin, Dennis Gerber, Noriaki Sasaki, B Derman & J Derman TTEE Bennett & Janice Derman Family U/A Dated January 16, 1998, Abraham Assil, James Blake, Anthony Reed, Bach Living Trust, Craig Benner, Carolina Trust, Duncan Revocable Trust, Hooman Emadi, Ronald Feldman, George D. Hill & Elieen C. Hill JT WROS, The Edward and Mildred Lassiter Restated Family Trust Dated April 14, 2000, Russell Miller, William W. Morse & Jill D. Morse JT WROS, and Research Drive Equities, LLC if one or any of the above listed individuals exercise warrants that they currently hold.   We cannot accurately predict when we will receive revenues pursuant to the warrants because we do not know when the holders will choose to exercise the warrants.  However, it is possible that the warrants will expire without being exercised.  If we receive revenues from exercise of the warrants, we currently intend to use the proceeds for working capital.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The Gross Proceeds represent the total dollar amount that BTF, LLC is obligated to purchase. The table assumes estimated offering expenses of $25,000.

		Proceeds if 100% Sold	Proceeds if 50% Sold
Gross Proceeds		$4,500,000	$2,250,000
Estimated Expenses of Offering		$25,000	$25,000
Net Proceeds		$4,475,000	$2,225,000

	Priority	Use of Proceeds if 100% Sold	Use of Proceeds if 50% Sold
Working Capital and General corporate expenses	1st	$1,000,000	$500,000
Repayment of Debt	2nd	$1,000,000	$500,000
Expansion of Internal Operations	3rd	737,500	$368,750
Potential Acquisition costs (1)	4th	1,737,500	$868,750

(1) From time to time we evaluate opportunities to make acquisitions of assets or businesses that we believe would help us achieve our goal of profitability, but we are not currently negotiating or planning any material acquisitions.

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

DETERMINATION OF OFFERING PRICE

The offering price of $0.80 per share was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements.  Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will established according to demand of our common stock and will fluctuate based on the demand for our shares.

DILUTION

Our net tangible book value as of March 31, 2005 ($0.18) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to BTF, LLC. The amount of dilution will depend on the offering price and number of shares to be issued. The following example shows the dilution to new investors at an offering price of $0.80 per share.

If we assume that we were to issue 5,625,000 shares of common stock to BTF, LLC at an assumed offering price of $.80 per share less $25,000 of offering expenses, our net tangible book value as of March 31, 2005 would have been $0.18 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.62 per share and an immediate dilution to new shareholders of ($0.36) per share.

The following table illustrates the per share dilution if we sell all 5,625,000 shares at a price of $.80 per share, less offering expenses
of $25,000.

Net tangible book value per share at March 31, 2005	(0.18)
Pro Forma net tangible book value per share after the offering	0.44
Pro Forma increase in net tangible book value per share
attributable to investors in this offering	0.62
Pro Forma dilution per share to investors in the offering	(0.36)

SELLING SECURITY HOLDERS

Based upon information available to us as of June 9, 2005 the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

In some cases, the “Shares Being Offered Column will reflect a higher number of shares than the “Ownership Before the Offering” column.  This occurs when the selling shareholder has not received shares being registered on this registration statement because the selling shareholder holds shares of Series B Convertible Preferred Stock, warrant or other right to acquire shares of common stock but has not yet exercised that right.

Selling Stock Holder Name and Address	Number of Shares Beneficially Owned Before the Offering	Number of Shares that may be Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering (1)
Ashford Capital, LLC 3419 Via Lido #470 Newport Beach, CA 92663 (2)	250,000	250,000	0
eFund Capital Partners, LLC 301 East Ocean Blvd. Suite 640 Long Beach, CA 90802 (3)	250,000	1,125,000	0
BTF, LLC 10600 Wilshire Blvd., Ste 431 Los Angeles, CA 90024 (4)	0	5,625,000	0
Reza Zarif 18 Marana San Clemente, CA 92673 (5)	250,000	1,375,000	0
Kambiz Mahdi 2933 Catalpa St. Newport Beach, CA 92660 (6)	250,000	1,375,000	0
The Hicks Family Trust 11851 Riverside Drive, #280 Lakeside, CA 92040 (7)	31,250	31,250	0
The Edward & Mildred Lassiter Restated Family Trust 2790 Skypark Drive #240 Torrance, CA 90505 (7)	62,500	62,500	0
The DW and & JS Benner Family Trust 29906 Avenida Magnifica Rancho Palos Verdes,CA 90275 (7) (8)	62,500	62,500	0
Hirad Emadi 26152 Flintlock Lane Laguna Hills, CA 92683 (7)	31,250	31,250	0
Patrick Connelly 1511 Taraval St. San Francisco, CA 94116 (7)	43,750	43,750	0
Phillip Kavanaugh 200 Charter Oaks Circle Los Gatos, CA 95032 (7)	31,250	31,250	0

Ronnie Novian 3155 Deep Canyon Drive Beverly Hills, CA 90210 (7)	31,250	31,250	0
John White 826 S. Sierra Bonita Avenue Los Angeles, CA 90036 (7)	25,000	25,000	0
Parvin Victory Khalili 1944 Glendon Avenue #209-1A Newport Beach, A 90025 (7)	75,000	75,000	0
Albert Assil 11949 Goshen Avenue #304 Los Angeles, CA 90049 (7)	37,500	37,500	0
Keith Barrett 2511 Laurie Lane Twin Falls, ID 83301 (7)	37,500	37,500	0
Helene Mandell 3736 Wonderland Avenue Boulder, CO 8304 (7)	62,500	62,500	0
Guy Grimsley 3218 Colorado Avenue Santa Monica, CA 9404 (7)	50,000	50,000	0
Francis F. Smith Descendants Trust Edward F SMIT 325 Ventura Club Drive Roselle, IL 60172 (7)	50,000	50,000	0
Edmondson Farms, Inc. Employees 401K Plan & Trust 1370 NC11 Oak City, NC 27857 (7)	25,000	25,000	0
Ikuo Ito 3-5-19 Higashi-Gotanda Sinagawa-Ku Toyko, Japan 141-0022 (7)	25,000	25,000	0
Global Capital Management, Inc. Management, Inc. 13F Oak Minami-Azabu Bldg. Minami-Azabu, Minato-Ku Toyko, Japan 106-0047	375,000	375,000	0
Masahiro Irie 2-8-11-401 Minami-Azabu Minato-Ku Toyko, Japan 106-0047 (7)	25,000	25,000	0
James Goodell and/or Lisa Goodell JT TEN WROS